EXHIBIT 10.5

FRANKLIN FINANCIAL SERVICES CORPORATION

DIRECTORS’ PAY FOR PERFORMANCE PROGRAM

(Effective January 1, 2008)

Franklin Financial Services Corporation (the “Corporation”) establishes this Directors’ Pay for Performance Program (the “Program”) to provide to the members of the board of directors (the “Board”) of the Corporation and the board of directors of Farmers and Merchants Trust Company of Chambersburg (“F&M Trust”) who are not also employees of the Corporation or F&M Trust an annual incentive to assist the Corporation in achieving certain financial targets.

Participation

Participation in the Program shall be limited to nonemployee directors of the Corporation and F&M Trust.

Awards

Each participant shall be eligible to receive an annual cash bonus (a “Bonus”) upon achievement by the Corporation of certain financial targets to be established from time to time by the Board based upon the average annual increase in the Corporation’s fully diluted earnings per share over rolling measurement periods of three calendar years each. (For example, the first three-year measurement period shall consist of calendar years 2006, 2007 and 2008, the next three-year measurement period shall consist of calendar years 2007, 2008 and 2009, and so forth). A target Bonus shall be established as a percentage of the retainer fees earned by a participant during the third calendar year of each three-year measurement period. A participant may receive a Bonus in an amount which is more or less than the target Bonus, depending on the extent to which the Corporation meets or exceeds the financial target set by the Board for the three-year measurement period involved. The manner in which a Bonus shall be determined under the Program is more fully described in Exhibit  A attached hereto.

A participant who becomes a director of the Corporation and of F&M Trust after the beginning of a calendar year shall be eligible to receive any Bonus that is earned and becomes payable the following year, but the amount of the Bonus to be paid to such participant shall be prorated based upon the retainer fees earned by such participant during such calendar year (and will accordingly be less than would have been the case had the participant served as a director for the entire calendar year). A participant who resigns or retires as a director or who dies after the beginning of a calendar year shall be eligible to receive any Bonus that is earned and becomes payable the following year, but the amount of the Bonus to be paid to such participant shall be prorated based upon the retainer fees earned by such participant during such calendar year (and will accordingly be less than would have been the case had the participant served as a director for the entire calendar year).

For purposes of this Plan, the term “retainer fees” means all retainer fees (including the additional retainer fees paid to the Chairman of the Board and to certain committee chairmen) earned by a director for service as a director of the Corporation and as a director of F&M Trust, including retainer fees deferred under the Farmers and Merchants Trust Company of Chambersburg Directors’ Deferred Compensation Plan. The term “retainer fees” does not include committee meeting attendance fees or any other fees of any kind whatsoever.

Payment

Bonuses earned under the Program shall be paid on April 15 of the calendar year next following the third calendar year of the three-year measurement period to which such Bonuses relate or as soon thereafter as administratively possible; provided, however, that such Bonuses shall in any event be paid not later than June 30 of such next following calendar year.  A participant’s Bonus shall be paid to the participant or, in the event of the participant’s death prior to the payment date, unless otherwise directed in writing by the participant, such Bonus shall be paid to the participant’s spouse if such spouse survives the participant and to the participant’s estate if such spouse does not survive the participant.

Administration and Discretion

The Program shall be administered by the Personnel Committee of the Board or by such other Committee as may from time to time be designated by the Board (the “Committee”). All determinations by the Committee on matters relating to the Program will be final and binding on each participant. The Committee shall, in its sole discretion, determine whether a financial target has been met and the extent to which (if at all) such target has been exceeded.

Amendment and Termination

The Board shall have the right to modify, amend, suspend or terminate the Program at any time.

Term of Program

The Program shall be effective as of January 1, 2008, and shall continue until terminated by the Board.

Miscellaneous Provisions

Neither the Program nor any action taken hereunder shall be construed as giving any participant any right to be elected or re-elected as a director of the Corporation or F&M Trust.

A participant’s right or interest in the Program shall not be assigned, transferred, hypothecated, or encumbered, in whole or in part, either directly or by operation of law or otherwise (except in the case of the participant’s death, by will or the laws of descent and distribution) including, but not limited to, execution, levy, garnishment, attachment, pledge, bankruptcy, and no such right or interest of any participant in the Program shall be subject to any obligation or liability of such participant.

The provisions of the Program shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

Exhibit A

Target Bonus

Ten percent (10%) of the retainer fees earned for service as a director of the Corporation and of F&M Trust during the third calendar year of a three-year measurement period.

Financial Targets

Average Annual Increase in Earnings Per Share	Amount of Bonus as a
During a Three-Year Measurement Period	% of Target Bonus
Less than 5.00%	50%

5.00% to 7.99%	100%

8.00% to 9.99%	125%

10.00% or higher	150%